PRICESMART ANNOUNCES FISCAL 2025 SECOND QUARTER OPERATING RESULTS AND OPENING OF NINTH WAREHOUSE CLUB IN COSTA RICA
NET MERCHANDISE SALES GREW 5.8%
COMPARABLE NET MERCHANDISE SALES INCREASED 6.7%
$1.45 EARNINGS PER DILUTED SHARE
San Diego, CA (April 9, 2025) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 55 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal second quarter of 2025, which ended on February 28, 2025.
Second Quarter Financial Results
Total revenues for the second quarter of fiscal year 2025 increased 5.6% to $1.36 billion compared to $1.29 billion in the comparable period of the prior year. For the second quarter of fiscal year 2025, net merchandise sales increased 5.8% to $1.33 billion from $1.26 billion in the second quarter of fiscal year 2024. Net merchandise sales - constant currency increased 7.0% over the comparable prior-year period. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $14.7 million, or 1.2%, versus the same period in the prior year.
The Company had 54 warehouse clubs in operation as of February 28, 2025 and February 29, 2024.
Comparable net merchandise sales for the 53 warehouse clubs that have been open for greater than 13 ½ calendar months increased 6.7% for the 13-week period ended March 2, 2025 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended March 2, 2025 increased 7.9%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by 1.2% versus the same period in the prior year.
The Company recorded operating income during the fiscal second quarter of $65.3 million compared to operating income of $63.6 million in the prior-year period. Net income increased 11.4% to $43.8 million, or $1.45 per diluted share, in the second quarter of fiscal year 2025 compared to $39.3 million, or $1.31 per diluted share, in the second quarter of fiscal year 2024.
Adjusted EBITDA for the second quarter of fiscal year 2025 was $87.0 million compared to $84.1 million in the same period last year.
Year-to-Date Financial Results

Total revenues for the six months ended February 28, 2025 increased 6.6% to $2.62 billion compared to $2.46 billion in the comparable period of the prior year. For the first six months of fiscal year 2025, net merchandise sales increased 6.8% to $2.56 billion from $2.40 billion in the comparable prior-year period. Net merchandise sales - constant currency increased 7.6% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $19.4 million, or 0.8%, versus the same period in the prior year.

Comparable net merchandise sales for the 53 warehouse clubs that have been open for greater than 13 ½ calendar months increased 6.2% for the 26-week period ended March 2, 2025 compared to the comparable 26-week period of the prior year. Comparable net merchandise sales - constant currency for the 26 weeks ended March 2, 2025 increased 7.1%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by 0.9% versus the same period in the prior year.

The Company recorded operating income during the first six months of fiscal year 2025 of $123.5 million compared to operating income of $121.8 million in the prior-year period. Net income increased 5.0% to $81.2 million, or $2.66 per diluted share, in the first six months of fiscal year 2025 compared to $77.3 million, or $2.54 per diluted share, in the first six months of fiscal year 2024.

Adjusted EBITDA for the first six months of fiscal year 2025 was $166.1 million compared to $161.9 million in the same period last year.

New Club Opening
The Company opened its ninth warehouse club in Costa Rica this month. The new warehouse club occupies a six-acre property in Cartago, approximately 10 miles east from the nearest clubs in the greater San Jose metropolitan area. The Company now operates 55 warehouse clubs in total.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, April 10, 2025, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 549-8228 or (646) 564-2877 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Thursday, April 17, 2025 by dialing (888) 660-6264 for domestic callers, or (646) 517-3975 for international callers, and entering replay passcode 70282#.
About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 55 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; nine in Costa Rica; seven in Panama; six in Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in Quetzaltenango, Guatemala in the summer of 2025. Once this one new club is open, the Company will operate 56 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Revenues:
Net merchandise sales	$1,334,555	$1,260,916	$2,558,414	$2,395,930
Export sales	3,987	8,511	13,605	18,520
Membership income	20,915	18,538	41,114	36,287
Other revenue and income	4,429	3,985	8,697	7,688
Total revenues	1,363,886	1,291,950	2,621,830	2,458,425
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,126,335	1,062,685	2,156,212	2,015,413
Export sales	3,800	8,178	12,813	17,728
Selling, general and administrative:
Warehouse club and other operations	124,232	117,774	242,087	227,739
General and administrative	43,034	38,809	85,599	74,248
Pre-opening expenses	293	457	315	944
Loss on disposal of assets	922	429	1,274	522
Total operating expenses	1,298,616	1,228,332	2,498,300	2,336,594
Operating income	65,270	63,618	123,530	121,831
Other income (expense):
Interest income	2,735	3,225	4,955	6,091
Interest expense	(2,538)	(3,293)	(5,233)	(6,109)
Other expense, net	(5,306)	(7,036)	(12,162)	(9,162)
Total other expense	(5,109)	(7,104)	(12,440)	(9,180)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	60,161	56,514	111,090	112,651
Provision for income taxes	(16,384)	(17,259)	(29,880)	(35,412)
Income (loss) of unconsolidated affiliates	(17)	16	(22)	79
Net income	$43,760	$39,271	$81,188	$77,318
Net income per share available for distribution:
Basic	$1.45	$1.31	$2.66	$2.54
Diluted	$1.45	$1.31	$2.66	$2.54
Shares used in per share computations:
Basic	30,063	29,920	30,041	30,095
Diluted	30,068	29,920	30,044	30,095

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 28, 2025 (Unaudited)	August 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$130,363	$125,364
Short-term restricted cash	3,476	1,383
Short-term investments	116,933	100,165
Receivables, net of allowance for credit losses of $50 as of February 28, 2025 and $52 August 31, 2024, respectively	20,400	18,847
Merchandise inventories	549,687	528,678
Prepaid expenses and other current assets (includes $0 and $4,480 as of February 28, 2025 and August 31, 2024, respectively, for the fair value of derivative instruments)	54,284	57,910
Total current assets	875,143	832,347
Long-term restricted cash	11,665	9,564
Property and equipment, net	954,718	936,108
Operating lease right-of-use assets, net	98,253	96,415
Goodwill	43,218	43,197
Deferred tax assets	36,462	36,618
Other non-current assets (includes $1,116 and $1,482 as of February 28, 2025 and August 31, 2024, respectively, for the fair value of derivative instruments)	66,346	61,563
Investment in unconsolidated affiliates	6,860	6,882
Total Assets	$2,092,665	$2,022,694
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$15,340	$8,007
Accounts payable	497,732	485,961
Accrued salaries and benefits	38,258	48,263
Deferred income	43,411	38,079
Income taxes payable	4,730	6,516
Other accrued expenses and other current liabilities (includes $217 and $1,179 as of February 28, 2025 and August 31, 2024, respectively, for the fair value of derivative instruments)	57,348	50,035
Operating lease liabilities, current portion	7,314	7,370
Dividends payable	19,411	—
Long-term debt, current portion	18,261	35,917
Total current liabilities	701,805	680,148
Deferred tax liability	854	1,644
Long-term income taxes payable, net of current portion	4,719	4,762
Long-term operating lease liabilities	106,414	103,890
Long-term debt, net of current portion	88,850	94,443
Other long-term liabilities (includes $4,013 and $2,100 for the fair value of derivative instruments and $13,424 and $12,742 for post-employment plans as of February 28, 2025 and August 31, 2024, respectively)	17,437	14,842
Total Liabilities	920,079	899,729

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,689,572 and 32,570,858 shares issued and 30,756,551 and 30,635,556 shares outstanding (net of treasury shares) as of February 28, 2025 and August 31, 2024, respectively	3	3
Additional paid-in capital	519,564	514,542
Accumulated other comprehensive loss	(160,640)	(164,590)
Retained earnings	932,673	890,272
Less: treasury stock at cost, 1,933,021 shares as of February 28, 2025 and 1,935,302 shares as of August 31, 2024	(119,014)	(117,262)
Total Stockholders' Equity	1,172,586	1,122,965
Total Liabilities and Equity	$2,092,665	$2,022,694

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income and other income (expense), net. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Six Months Ended
(Amounts in thousands)	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Net income as reported	$43,760	$39,271	$81,188	$77,318
Adjustments:
Interest expense	2,538	3,293	5,233	6,109
Provision for income taxes	16,384	17,259	29,880	35,412
Depreciation and amortization	21,767	20,491	42,629	39,985
Interest income	(2,735)	(3,225)	(4,955)	(6,091)
Other expense, net (1)	5,306	7,036	12,162	9,162
Adjusted EBITDA	$87,020	$84,125	$166,137	$161,895
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and six months ended February 28, 2025 and 2024.
Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	February 28, 2025
	Three Months Ended		Six Months Ended
(Amounts in thousands, except % growth)	Net merchandise sales	% Growth	Net Merchandise Sales	% Growth
Net merchandise sales	$1,334,555	5.8%	$2,558,414	6.8%
Unfavorable impact of foreign currency exchange	(14,736)	(1.2)%	(19,406)	(0.8)%
Net merchandise sales on a constant-currency basis	$1,349,291	7.0%	$2,577,820	7.6%

Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	March 2, 2025
	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	6.7%	6.2%
Unfavorable impact of foreign currency exchange	(1.2)%	(0.9)%
Comparable net merchandise sales on a constant-currency basis	7.9%	7.1%